TRANSFER AGENT SERVICING AGREEMENT

THIS TRANSFER AGENT SERVICING AGREEMENT is made and entered into this ___ day of _______________, 2006, by and between ALESCO GLOBAL ADVISERS LLC, a California limited liability company (“AGA”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, Marketocracy Funds, a Delaware statutory trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, AGA has been retained by the Trust to act as the administrator for, and is obligated to provide certain administrative services to, each series of the Trust that is listed on Exhibit A hereto (as amended from time to time) (each the “Fund”);

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, AGA, AS THE Fund’s administrator, desires to retain USBFS to provide transfer and dividend disbursing agent services in respect of the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

AGA hereby appoints USBFS as transfer agent in respect of the Fund, including without limitation each class thereof, on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services in respect of the Fund, including without limitation each class thereof:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus and statement of additional information (collectively, the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.

E.	Pay monies upon receipt from the Fund's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Board of Trustees with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including without limitation rights of accumulation and purchases by letters of intent.

L.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund that are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal tax laws and regulations.

R.
Provide a Blue Sky system that will enable AGA, the Fund and the Trust to monitor the total number of shares of the Fund sold in each state; provided that the Trust, not USBFS, is responsible hereunder for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

S.
Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and AGA.

T.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

3.	Lost Shareholder Due Diligence Searches and Servicing

AGA hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches in respect of the Fund required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to AGA as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, AGA hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. AGA hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, AGA hereby acknowledges that vendor may receive up to thirty five percent (35%) of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering Program

AGA acknowledges that AGA, the Fund and the Trust have had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS that USBFS designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, AGA acknowledges that AGA, the Fund and the Trust have determined that the Procedures, as part of the Fund’s and the Trust’s overall anti-money laundering program, are reasonably designed to prevent the Fund or the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA Patriot Act of 2002 and the implementing regulations thereunder.

Based on this determination, AGA hereby instructs and directs USBFS to implement the Procedures in respect of the Fund and the Trust, as such may be amended or revised from time to time. The parties contemplate that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s and the Trust’s anti-money laundering responsibilities.

USBFS agrees to provide to AGA, the Fund and the Trust:

(1)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund;

(2)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity; provided, however, that AGA shall not identify USBFS as the source this information to the shareholder of the Fund suspected of money laundering activity without reasonable prior written notice to USBFS and unless permitted by applicable laws;

(3)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring in respect of the Fund or the Trust;

(4)	Prompt written notification of any action taken in response to anti-money laundering violations as described in clauses (1), (2) or (3) above; and

(5)	Certified annual and quarterly reports of its monitoring and customer identification activities in respect of the Fund and the Trust.

AGA hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators having competent jurisdiction access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Fund.

5.	Compensation

AGA shall compensate USBFS for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). AGA also shall reimburse USBFS for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. AGA shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. AGA shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if AGA is disputing any amounts in good faith. AGA shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree as to the amount to be paid. With the exception of any fee or expense AGA is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge at a rate that is the lower of (i) one and one half percent (1½%) per month, or (ii) the maximum rate permitted by applicable law, after the due date. Notwithstanding any other provision of this Agreement to the contrary, amounts owed by AGA to USBFS hereunder are not the liabilities or obligations, and shall not be paid out of the assets and property, of the Fund or the Trust.

6.	Representations and Warranties

A.	AGA hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement applicable to the Fund, that:

(1)
Each of AGA and the Trust is duly organized and existing under the laws of the States of California and Delaware, respectively, with full power to carry on its business as now conducted and to have AGA enter into this Agreement and to perform AGA’s obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by AGA in accordance with all requisite action and constitutes the valid and legally binding obligation of AGA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
Each of AGA, the Fund and the Trust is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on either AGA, the Fund or the Trust and no provision of its charter, bylaws or any contract binding it or affecting its property that would prohibit AGA’s execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), will be made effective in respect of the Fund prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to AGA and the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
USBFS is duly organized and existing under the laws of the State of Wisconsin, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite manger, member and officer actions and constitutes the valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
USBFS is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding USBFS or affecting its property that would prohibit its execution or performance of this Agreement; and

(4)	USBFS is a registered transfer agent under the Exchange Act.

(5)	USBFS has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

(6)
USBFS will comply with all applicable requirements of the Securities Act, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by AGA, the Fund or the Trust in connection with its duties under this Agreement, including without limitation losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s reasonable control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, AGA (but not the Fund or the Trust) shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including without limitation reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by USFBS in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer or employee or AGA or an officer of the Trust (other than an officer that also is an employee of USBFS or an affiliate of USBFS), each such person as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s managers, members, officers and employees. Notwithstanding anything to the contrary, amounts owed by AGA to USBFS pursuant to this Section 7.A are not the liabilities or obligations, and shall not be paid out of the assets and property, of the Fund or the Trust.

USBFS shall indemnify and hold each of AGA, the Fund and the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including without limitation reasonable attorneys' fees) that AGA, the Fund or the Trust may sustain or incur or that may be asserted against AGA, the Fund or the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. As used in this paragraph, the terms “AGA and “Trust” shall include AGA’s and the Trust’s respective trustees, directors, officers, managers, members and employees.

Notwithstanding any other provision of this Agreement, neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control (each a “service interruption”), USBFS shall take all reasonable steps to minimize such service interruption for any period that such service interruption continues. At the expense of USBFS, USBFS shall make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a service interruption. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of substitute electrical data processing equipment as provided in such contingency plans. Representatives of AGA, the Fund or the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide AGA, the Fund and the Trust, at such times as AGA, the Fund or the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the provisions of Section 7.A above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and the indemnitee shall use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it shall so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 7. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

AGA, the Fund, the Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.
USBFS agrees, on behalf of itself and its managers, members, officers, and employees, to treat confidentially and as proprietary the respective information of AGA, the Fund and the Trust, all records and other information relative to AGA, the Fund and the Trust and prior, present, or potential shareholders of the Fund or the Trust (and clients of said shareholders) (“Confidential Information”), and not to disclose to third parties or use such Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder, except that USBFS may disclose Confidential Information to the extent (i) after prior notification to, and approval in writing by, AGA, the Fund or the Trust, as the case may be, or (ii) when required to divulge such information by duly constituted governmental or judicial authorities having competent jurisdiction over USBFS and if failure of USBFS to comply would subject USBFS to civil or criminal contempt proceedings; provided, however, that prior to any such disclosure by USBFS, to the extent not legally prohibited from so doing, USBFS provides AGA, the Fund and the Trust with reasonably prompt notice of such request so that AGA, the Fund or the Trust may have an opportunity to take appropriate action before such governmental or judicial authority to prevent such disclosure, or (iii) when so requested by AGA, the Fund or the Trust in writing.

B.
Records and other information that are Confidential Information but that (i) have become known to the public through no breach of any obligation of confidentiality or other wrongful act of USBFS or any of its managers, members, officers, employees, agents or representatives, and (ii) information that was already in the possession of USBFS prior to receipt thereof from AGA, the Fund or the Trust or its respective agent, whether or not pursuant to this Agreement, shall not be subject to Section 9.A hereof, but in each case only to the extent that AGA, the Fund or the Trust are not subject to obligations under (i) AGA, the Fund, or the Trust’s confidentiality policies or procedures, (ii) agreements with third parties, or (iii) applicable laws, rules or regulations, to keep confidential, and restrict the use of, such Confidential Information.

C.
Notwithstanding any other provision of this Section 9, USBFS shall adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.

D.
At all times that USBFS or any of its affiliates has Confidential Information in its possession or under its control, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Confidential Information.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to AGA, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available to appropriate regulatory authorities in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee (including without limitation AGA) on and in accordance with its request.

11.	Compliance with Laws

AGA acknowledges and agrees that the Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and AGA, and authorized or approved by the Board of Trustees.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by AGA, the Fund or the Trust by written notice to USBFS, USBFS, upon such termination and at the expense of AGA, promptly shall transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to AGA, the Fund and the Trust (if such form differs from the form in which USBFS has maintained the same, AGA shall pay any reasonable expenses associated with transferring the data to such form), and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust or its designee (including without limitation AGA).

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by AGA without the written consent of USBFS, or by USBFS without the written consent of AGA, and authorized or approved by the Board of Trustees.

15.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties for purposes solely for such jurisdiction and only to the extent necessary to avoid such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to AGA shall be sent to:

Alesco Global Advisors LLC
400 S. El Camino Real, Suite 350
San Mateo, CA 94402
Attention: Chief Executive Officer

with a copy to the Fund and the Trust sent to:

Marketocracy Funds
1200 Park Place, Suite 100
San Mateo, CA 94403
Attention President

20.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALESCO GLOBAL ADVISORS LLC	U.S. BANCORP FUND SERVICES, LLC
By: ______________________________	By: ______________________________
Name: Jay P. Leupp	Name: Joe D. Redwine
Title: Chief Executive Officer	Title: President

Exhibit A
to the
Transfer Agent Servicing Agreement - Alesco Global Advisors LLC

Separate Series of Marketocracy Funds

Name of Series         Date Added
AGA Total Return Realty Fund                                                                            Effective on or
                                                                                                                                  about [_________ __, 2006]

Class A Shares
Class K Shares

A-1

Exhibit B
to the
Transfer Agent Servicing Agreement - Alesco Global Advisors LLC

As Of Processing Policy

USBFS will reimburse AGA in respect of the Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains that impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and AGA will be reimbursed in respect of the Fund for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses that do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify AGA on the daily share sheet of any losses for which AGA, as the investment adviser or administrator of the Fund, may be held accountable.

 B-1